FIRST AMENDMENT TO CREDIT AGREEMENT

     This First Amendment to Credit Agreement is made as of this 22nd day of November, 2010, by and among THE GC NET LEASE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited liability company, WILL PARTNERS REIT, LLC, a Delaware limited liability company, THE GC NET LEASE (SYLMAR) INVESTORS, LLC, a Delaware limited liability company, and RENFRO PROPERTIES LLC, a California limited liability company (“Renfro Borrower”), each having an address at 2121 Rosecrans, Ste. 3321, El Segundo, California 90245 (collectively the “Borrowers” and each a “Borrower”), KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”) on behalf of the various Lenders party to the Credit Agreement from time to time.

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Credit Agreement dated as of June 4, 2010 (the “Credit Agreement”; unless otherwise defined herein, capitalized terms shall have the meanings provided in the Credit Agreement) entered into by and among the Borrowers, KeyBank National Association, as Agent, and the Lenders; and

WHEREAS, the Borrowers, the Agent and the Lenders have agreed to amend and modify the Credit Agreement as set forth herein.

NOW, THEREFORE, it is agreed by and among the Borrowers, the Agent and the Lenders as follows:

1. The definition of “Capital Expenditure Reserve” set forth in the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

“Capital Expenditure Reserve” means, on an annual basis, an amount equal to $0.25 per square foot for each office or educational property owned by a Borrower or the Parent (or a Subsidiary thereof) and $0.10 per square foot for each warehouse, industrial or distribution property owned by a Borrower or the Parent (or a Subsidiary thereof), with such required Capital Expenditure Reserve being (a) pro-rated based on the applicable proportionate uses for any mixed use property (unless the mixed use is de minimus) and (b) reduced as to any particular property based on the amount of capital reserves either funded by a tenant of such property or funded by such tenant into a reserve which is available to the Borrower or the Parent (or a Subsidiary thereof) to cover capital expenditures that such entity is responsible for at such property.”

2. The definition of “EBITDA” set forth in the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

““EBITDA” means an amount derived from (a) net income or loss (after giving effect to the elimination of straight line rents), plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, plus (c) to the extent expressly subordinated to the Loans, asset management fees, plus or minus (d) to the extent included in the determination of net income, any extraordinary losses or gains resulting from sales or payment of Indebtedness, in each case, as determined on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of EBITDA for the Borrower’s Unconsolidated Affiliates, plus (e) to the extent included in the determination of net income, acquisition fees and related acquisition expenses, plus or minus (f) non-recurring income or expense items or extraordinary gains or losses, subject to the reasonable approval of Administrative Agent (g) the amount by which general and administrative expenses (“G&A”) exceeds a stabilized G&A budget as approved by the Administrative Agent on an annual basis, plus (h) the net operating income from assets acquired during such calendar quarter as if such assets had been owned as of the first day of such quarter.”

3. The definition of “Fixed Charge Coverage Ratio” set forth in the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum of the Parent’s Adjusted EBITDA and the Borrower's Adjusted EBITDA for the immediately preceding calendar quarter (adjusted to reflect the principal and interest expense related to assets acquired during such calendar quarter as if such assets had been owned as of the first day of such quarter); to (b) all of the scheduled principal due and payable (excluding principal due at maturity) and principal paid on the Parent’s Indebtedness and on the Borrower’s Indebtedness (including scheduled payments on Capital Lease Obligations), plus all of the Parent’s and the Borrower’s Interest Expense, plus the aggregate of all cash dividends payable on the preferred stock of the Parent or any of its Subsidiaries, in each case for the period used to calculate Adjusted EBITDA, all of the foregoing calculated without duplication.”

4. The definition of “Interest Coverage Ratio” set forth in the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

“Interest Coverage Ratio” shall mean the ratio of (a) the sum of the Parent’s Adjusted EBITDA and the Borrower's Adjusted EBITDA for the immediately preceding calendar quarter (adjusted to reflect the principal and interest expense related to assets acquired during such calendar quarter as if such assets had been owned as of the first day of such quarter) to (b) all Interest Expense of the Borrower and the Parent for such period.

5. The definition of “Liquidity” set forth in the Credit Agreement is hereby deleted in its entirety and shall be placed by the following:

“Liquidity” means the sum of unencumbered cash and cash equivalents plus unrestricted available borrowing capacity under the Commitments (subject to Borrowing Base Availability calculation and compliance with all requirements of Section 5.02), excluding, without limitation, amounts posted for capital expenditure reserves.

6. Section 5.02(a) of the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

“(a) with respect to the calendar quarters ending December 31, 2010 and March 31, 2011 a Total Leverage Ratio no greater than seventy-two percent (72%) and at all other times after March 31, 2011, a Total Leverage Ratio no greater than sixty-five percent (65%);”

7. Section 5.02(b) of the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

“(b) with respect to the calendar quarters ending September 30, 2010 and December 31, 2010 an Interest Coverage Ratio of not less than 1.80:1.00 and at all other times after December 31, 2010 an Interest Coverage Ratio of not less than 1.85:1.00;”

8. Section 5.02(e) of the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

“(e) a Tangible Net Worth of at least (i) $25,000,000.00, such amount increasing to $40,000,000.00 at the earlier of (A) the contribution of the Carlsbad property or (B) December 31, 2010 (such date to be extended in Administrative Agent’s sole discretion with the approval of the Required Lenders), and further increasing to $50,000,000.00 by June 30, 2011, plus (ii) eighty-five percent (85%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Credit Party) received by the Parent or the Borrower at any time from the issuance of stock (whether common, preferred or otherwise) of the Parent or the Borrower after the date of this Agreement, plus one hundred percent (100%) of the amount of equity in any properties contributed to the Parent after the Effective Date, at all times;”

9. Section 5.12(b) of the Credit Agreement is hereby deleted in its entirety and shall be replaced by the following:

“(b) Notwithstanding the foregoing, (i) from and after May 31, 2011 (such date to be extended in Administrative Agent’s sole discretion with the approval of the Required Lenders for up to one hundred twenty (120) days), there shall be at least four (4) separate Mortgaged Properties in the Pool, and (ii) no single Mortgaged Property in the Pool shall have a Pool Value equal to or greater than 25% of the aggregate Pool Value, unless the outstanding Loans total less than fifty percent of the aggregate Pool Value.

10. Effective as of the date hereof, the aggregate amount of the Commitments is hereby increased to Thirty- Five Million Dollars ($35,000,000.00).

11. Renfro Borrower agrees that, as a condition to the effectiveness of this Amendment, within ten (10) Business Days of the date hereof it shall cause its affiliated asset manager to deposit into accounts held with Agent all funds which are currently held in accounts with Inland

Bank or its affiliates and agrees that it shall cause such affiliate asset manager to maintain such deposits with Agent until such funds are required to be used either in connection with the properties managed by such affiliate, or otherwise (to the extent such funds are the property of the Borrower).

12. The Borrower agrees to pay to the Administrative Agent, in addition to the commitment fee and advisory fee due in accordance with the Credit Agreement and the fee letter dated as of June 4, 2010, an amendment fee in the amount of $52,500.00, which shall be paid at closing to be prorated amongst the Lenders per the Agent’s agreements with the Lenders.

13. The Borrowers represent and warrant to the Lenders that after giving effect to this Amendment (a) the representations and warranties of the Borrower and each other Loan Party contained in the Loan Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties (i) relate solely to an earlier date (in which case such representation and warranties shall have been true and correct in all material respects on and as of such earlier date) and (ii) have been modified to reflect events occurring after the date of the Loan Agreement, as same have been disclosed publicly or in writing to the Agent on or before the date hereof or are permitted or not prohibited under the Loan Documents, and (b) no event has occurred and is continuing which constitutes a Default or an Event of Default.

14. Each Borrower represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by each Borrower and constitutes the Borrower’s legal, valid and binding obligations, enforceable in accordance with its terms.

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by each Borrower of this Amendment

15. Except as expressly amended hereby, the remaining terms and conditions of the Credit Agreement shall continue in full force and effect. All future references to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as amended by this Amendment. It is intended that this Amendment, which may be executed in multiple counterparts, shall be governed by and construed in accordance with the laws of the State of New York.

16. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

17. For the purpose of facilitating the execution of this Amendment as herein provided and for other purposes, this Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Facsimile signatures shall have the same legal effect as originals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement under seal as of the date first written above.

THE GC NET LEASE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: THE GC NET LEASE REIT, INC., a Maryland corporation, its General Partner

By: /s/ Kevin A. Shields Name: Kevin A. Shields Title: Authorized Officer

WILL PARTNERS REIT, LLC, a Delaware limited liability company

By:	The GC Net Lease REIT Operating Partnership, L.P., a Delaware limited partnership, Sole Member
By:	The GC Net Lease REIT, Inc., General Partner

By: /s/ Kevin A. Shields Name: Kevin A. Shields Title: Authorized Officer

THE GC NET LEASE (SYLMAR) INVESTORS, LLC, a Delaware limited liability company

By:	THE GC NET LEASE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By:	THE GC NET LEASE REIT, INC., a Maryland corporation, its General Partner

By: /s/ Kevin A. Shields Name: Kevin A. Shields Title: Authorized Officer

[Signatures Continued on Next Page]

[Signature Page to First Amendment to Credit Agreement]

RENFRO PROPERTIES LLC, a California limited liability company

By:	THE GC NET LEASE REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By:	THE GC NET LEASE REIT, INC., a Maryland corporation, its General Partner

By: /s/ Kevin A. Shields Name: Kevin A. Shields Title: Authorized Officer

KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Senior Relationship Manager

[Signature Page to First Amendment to Credit Agreement]